Exhibit 10.2
Execution Version

PROJECT SCHEDULE NO. 1
DATED THIS 7th DAY OF NOVEMBER, 2025
TO MASTER PURCHASE AND SALE AGREEMENT
DATED AS OF NOVEMBER 7, 2025

PacifiCorp (the “Seller”) 825 NE Multnomah, Suite 2000 Portland, Oregon 97232 Attention: Karen Kruse, SVP, Chief Legal Officer Tel: (503) 813-5863	BHE B2H, LLC (or its successors or permitted assigns, the “Buyer”) 825 NE Multnomah, Suite 2000 Portland, Oregon 97232 Attention: Jeffery B. Erb, Vice President Tel: (503) 813-5372
This Project Schedule is hereby executed and delivered by the Seller and the Buyer (this “Project Schedule”) as of the date set forth above (the “Execution Date”) pursuant to, and incorporates by reference the terms and conditions of, the Master Purchase and Sale Agreement dated as of November 7, 2025 between the Seller and the Buyer (as amended, restated or substituted from time to time, the “Master Purchase and Sale Agreement”, and together with this Project Schedule, the “Purchase and Sale”). Capitalized terms not defined herein shall have the meanings assigned to them in the Master Purchase and Sale Agreement, and the rules of construction therein shall apply hereto.
A.    Project.
Pursuant to the terms of the Purchase and Sale Agreement, the Buyer agrees to acquire the Project Interest (including the Equipment) in respect of the Project described on Annex A attached hereto and made a part hereof. The location of the Project is described in Annex A.
B.    Purchase Price and Certain Lease Terms.

1. Purchase Price:	$[__________]
2. Installment Payments:	To be determined pursuant to Installment Payment Requests
3. Project Commitment:	$1,050,000,000.00
4. Project Overdue Rate:	6.000%
5. Term of the Lease:	20 years
6. EBO Date(s)	The fifth (5th) anniversary of the Basic Term Commencement Date, and the fifth anniversary of each EBO Date (but excluding the end of the Term).

C.    Project Documents.
“Project Documents” shall mean each of the documents listed on Annex B attached hereto and made a part hereof, as the same may be amended from time to time by the Parties.
D.    Project Security Documents.
“Project Security Documents” shall mean each of the Security Documents listed on Annex C attached hereto and made a part hereof, as the same may be amended from time to time by the Parties.
E.    Additional Conditions Precedent. In addition to the conditions precedent to the payment of the Installment Payments specified in Section 3(d) of the Purchase and Sale Agreement, the conditions precedent listed on Annex D attached hereto and made a part hereof, as the same may be amended from time to time by the Parties, shall apply for purposes of Section 3(d) of the Purchase and Sale Agreement. In addition to the conditions precedent to the consummation of the Project Interest Sale specified in Section 4(a) of the Purchase and Sale Agreement, the conditions precedent listed on Annex E attached hereto and made a part hereof, as the same may be amended from time to time by the Parties, shall apply for purposes of Section 4(a) of the Purchase and Sale Agreement.
F.    Additional Obligations. In addition to the obligations of the Parties specified in Section 5 of the Purchase and Sale Agreement, the Parties shall have the obligations listed on Annex F attached hereto and made a part hereof, as the same may be amended from time to time by the Parties.
G.    Additional Representations and Warranties. In addition to the representation and warranties of the Parties specified in Section 6 of the Purchase and Sale Agreement, the Parties hereby make the representations and warranties listed on Annex G attached hereto and made a part hereof, as the same may be amended from time to time by the Parties, as of the date of the Purchase and Sale Agreement.
H.    Governing Law; Binding Effect. THIS PROJECT SCHEDULE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS OTHER CONFLICT OF LAWS PRINCIPLES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.) This Project Schedule shall be binding on the undersigned and its successors and permitted assigns and shall inure to the benefit of each of the Seller and the Buyer and their respective successors and permitted assigns.
I.    Project Outside Completion Date. December 31, 2028, as such date may be amended by mutual agreement of the Seller and the Buyer.
J.    Payment Instructions. Seller shall provide written payment instructions to Buyer in advance of such payments becoming due, and Buyer shall pay Seller in accordance with such payment instructions.
K.    Modifications to Master Purchase and Sale Agreement: For purposes of the Purchase and Sale, in addition to any other modifications provided for in this Project Schedule, the modifications listed on Annex I attached hereto and made a part hereof, as the same may be amended from time to time by the Parties, shall apply to the Purchase and Sale Agreement.
[Signature page appears on next page.]

IN WITNESS WHEREOF, the Lessee and the Lessor have caused this Project Schedule to be executed by their duly authorized representatives as of the date first above written.

SELLER:	BUYER:

PACIFICORP	BHE B2H, LLC

/s/ Cindy A. Crane	/s/ Natalie L. Hocken
Name: Cindy A. Crane	Name: Natalie L. Hocken
Title: Chief Executive Officer	Title: President

Signature Page to Project Schedule – PacifiCorp and BHE B2H, LLC

Annex A

Project Description; Project Location

1.    Project Description.

The Project consists of:

(i)    approximately three hundred (300) miles of 500 kilovolt overhead alternating-current transmission line crossing federal and state managed and private lands with termination points near Boardman, Oregon, and near Melba, Idaho (the “B2H Transmission Line”). The B2H Transmission Line will be constructed of a combination of steel lattice and H-Frame type structures as dictated by various land use requirements on 165-foot to 250-foot-wide rights of way. The B2H Transmission line will be constructed with three (3) alternating-current phases consisting of triple-bundled aluminum-based conductors, and each of the two shield wires will be Optical Ground Wire (OPGW). The B2H Transmission Line entails the development, design, engineering, procurement, construction, testing and commissioning of the transmission line, access roads, termination equipment at Longhorn, including series capacitors and shunt line reactors, and the Midline Series Capacitor, and includes the design and engineering of all mitigation tasks or purchases as outlined in federal, state, and local Governmental Approvals and agreements with individual private landowners. The B2H Transmission Line includes the removal of the Boardman – Ione 69 kV line and construction of a new Wheatland 230 to 69 kV switching station to facilitate the B2H Transmission Line right of way along the bombing range;

(ii)    installation of (A) a second 500 to 345 kV 2,000 MVA transformer within an expanded Midpoint 500 kV substation; (B) an additional 345 kV tie line between the Midpoint 500 kV and Midpoint 345 kV substations; and (C) an additional 345 kV transmission line bay at the Midpoint 345 kV substation to accommodate the new 345 kV tie line between the Midpoint 500 kV and Midpoint 345 kV substations, which will increase the transfer capability of the Midpoint – Hemingway 500 kV transmission line from 1,500 MW to 2,050 MW in the east-to-west direction, only (the “Midpoint 500/345 kV Transformer”); and

(iii)    installation of a 345 kV series capacitor bank (with MVA rating sized appropriately to the line capacity) within the Kinport 345 kV substation on the Kinport – Midpoint 345 kV transmission line which will increase the transfer capability of the Borah West Transmission Path from 2,557 MW to 3,180 MW in the east-to-west direction, only (the “Kinport-Midpoint 345 kV Series Capacitor Bank”).

The Project may be modified from time to time in accordance with the Project Documents, subject to the consent of the Buyer where required pursuant to the Purchase and Sale Agreement.

2.    Project Location.

    Twenty-four (24) miles of the B2H Transmission Line is located in Owyhee County in Idaho and the remaining two hundred and seventy-four (274) miles of the B2H Transmission Line are located in Morrow, Umatilla, Union, Baker and Malheur Counties in Oregon. The following depicts the current route of the B2H Transmission Line:

The locations of the Midpoint 500/345 kV Transformer and the Kinport-Midpoint 345 kV Series Capacitor Bank are as described in Section 1 above.

Annex B

Project Documents

1.    Boardman to Hemingway Transmission Project Construction Funding Agreement dated June 7, 2023, between the Seller and Idaho Power Company.

2.    Amended and Restated Joint Ownership and Operating Agreement, dated July 18, 2023, between the Seller and Idaho Power Company.

3.    Project Construction Agreement for Kinport-Midpoint 345kV Series Capacitor Bank, dated April 14, 2023, between the Seller and Idaho Power Company.

4.    Agreement to Amend Joint Ownership and Operating Agreement for Kinport-Midpoint 345kV Series Capacitor Bank, dated April 14, 2023, between the Seller and Idaho Power Company.

5.     Project Construction Agreement for Midpoint 500/345 kV Transformer, dated April 14, 2023, between the Seller and Idaho Power Company.

6.    Agreement to Amend Joint Ownership and Operating Agreement for Midpoint 500/345 kV Transformer, dated April 14, 2023, between the Seller and Idaho Power Company.

Annex C

Project Security Documents

Prior to the first Installment Payment, the Seller and the Buyer shall enter into such Security Agreements as the Buyer may reasonably request, such Security Agreements to be in form and substance reasonably acceptable to the Buyer.

Annex D

Additional Conditions Precedent to Installment Payments

1.    None.

Annex E

Additional Conditions Precedent to Project Interest Sale

1.    None.

Annex F

Additional Obligations of the Parties

1.    The Parties recognize that the granting and perfection of the security interest on the Seller’s collateral pursuant to the Project Security Documents may require certain coordination, consents, or contract amendments with Idaho Power Company and/or other parties with respect to the Project Documents.  With cooperation and assistance from the Buyer, the Seller will use its best efforts to negotiate and obtain any such required consents, collateral assignment consents, Project Document amendments, or any other reasonable actions necessary to assure that the Seller’s granting of the security interest in the collateral to the Buyer, and the perfection thereof, is consistent with the Project Documents and the Seller’s obligations to the other parties to the Project Documents.

Annex G

Additional Representations and Warranties of the Parties

1.    None.

Annex H

Installment Payment Request

Installment Payment Request
[Date of Installment Payment Request]

BHE B2H, LLC
[____________]
[____________]
[____________]
Attention:

            RE:    Installment Payment Request No. [__]

Reference is made to that certain Master Purchase and Sale Agreement dated November 7, 2025, between PacifiCorp, an Oregon corporation (the “Seller”), and BHE B2H, LLC, a Delaware limited liability company (the “Buyer”), and the Project Schedule No. 1 dated November 7, 2025, between the Seller and the Buyer (collectively, the “Purchase and Sale Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase and Sale Agreement.
Pursuant to Section 3(b) of the Purchase and Sale Agreement, the Seller hereby requests the following Installment Payment:
Amount of Installment Payment:    [__________]
Installment Payment Date:        [__________]1
Attached hereto as Schedule 1 are true and correct copies of invoices received by the Seller for costs incurred by the Seller pursuant to (a) the Boardman to Hemingway Transmission Project Construction Funding Agreement dated June 7, 2023, between the Seller and Idaho Power Company (the “Construction Funding Agreement”), (b) Project Construction Agreement for Midpoint 500/345 kV Transformer, dated April 14, 2023, between the Seller and Idaho Power Company (the “Kinport-Midpoint 345kV Series Capacitor Bank Agreement”) and (c) Project Construction Agreement for Kinport-Midpoint 345kV Series Capacitor Bank, dated April 14, 2023, between the Seller and Idaho Power Company (the “Kinport-Midpoint 345kV Series Capacitor Bank Agreement”), which costs (i) total in the aggregate the amount of the Installment Payment requested pursuant to this Installment Payment Request and (ii) have not previously been submitted to the Buyer pursuant to an Installment Payment Request. Attached hereto as Schedule 1 is all supporting documentation and information received by the Seller in connection with such invoices received by the Seller pursuant to the Construction Funding Agreement, Kinport-Midpoint 345kV Series Capacitor Bank Agreement and Kinport-Midpoint 345kV Series Capacitor Bank Agreement.

1 NTD: Installment Payment Date to be ten (10) Business Days or more after the date of this Installment Payment Request.

SELLER:
PACIFICORP By: [________]
By: Name: Title:

Schedule 1

Invoices and Supporting Documentation and Information for Installment Payment

Annex I

Modifications to the Master Purchase and Sale Agreement

1.    None.

Annex J

Methodology for Calculation of “Basic Rent”, EBO Price, and Stipulated Loss Value

The Basic Rent shall be calculated to be payable in quarterly levelized installments as follows. The specific amount due by Lessee for Basic Rent each quarter shall calculated at the Closing in accordance with this Annex J and shall be fixed for the term of the Lease.

The Basic Rent will be calculated such that the present value revenue requirement of the lease payments over the lease term will be the same as the present value of a proxy revenue requirement for the Project under traditional cost-of-service ratemaking that would apply if PacifiCorp owned the Project outright. The Basic Rent shall only be applicable for the 20-year initial term. To the extent Lessee extends the Lease pursuant to its Option to Renew, the Basic Rent shall be recalculated using the same formula below and levelized over the Renewal Term.

Specifically, the quarterly Basic Rent shall be calculated according to the following formula:

Quarterly Lease Payment = TotalNPVTraditionalARR x	r(1+r)[n]
(1+r)[n] - 1

Where:

n = number of quarters of the applicable lease term

r = periodic discount rate using after-tax RateOfReturn

TotalNPVTraditionalARR shall mean net present value of the sum of the AnnualProjectARRs over the applicable term period, with such initial term to be 20 years, with such net present value calculated using the after-tax RateOfReturn as the discount rate;

AnnualProjectARR shall mean, for each year of the lease term, an annual revenue requirement calculated as the sum of AnnualReturnOnRateBase and AnnualDepreciationExpense;

AnnualReturnOnRateBase shall mean, for each year of the lease term, the total return calculated by multiplying the pre-tax RateOfReturn by RateBase;

RateBase shall mean, for each year of the lease term, the net book value of the Project, adjusted downward for accumulated deferred income taxes attributable to the Project;

AnnualDepreciationExpense shall mean, for each year of the lease term, the amount of depreciation of the Project for that year using applicable depreciation rates over the useful life of the Project.

RateofReturn shall mean the lower of (a) PacifiCorp’s regulated weighted average cost of capital from its OATT formula rate effective on the date of the closing; or (b) an average of PacifiCorp’s state authorized regulated weighted average cost of capital from the most recent state regulated retail rate case in each of state jurisdictions as of the date of the closing.

The Stipulated Loss Value shall be calculated to provide a value for each month of the Lease Term that represents the amount which, as of such date, would be sufficient to refund to Lessor the entire remaining balance of Lessor’s Cost plus its return contemplated by the Lease Documents, after taking into account Basic Rent scheduled to be paid prior to such date, and subject to appropriate adjustment for net present valuation.

The EBO Price shall be calculated to equal the projected “net book value” of the Project Interest as of each EBO Date, as determined in accordance with FERC accounting practices and procedures.

The End of Term Purchase Price shall be calculated to equal the projected “net book value” of the Project Interest as of the Basic Term Expiration Date or Renewal Term Expiration Date, as applicable, as determined in accordance with FERC accounting practices and procedures.